May 2021

VIA E-MAIL

David Reed
2400 Portofino Ridge Drive
Austin, TX 78735
United States of America

RE:    Transition Services Agreement

Dear David:

This Transition Services Agreement (the “Agreement”) memorializes the agreement reached between you and NXP USA, Inc. (“NXP”) related to your transition and retirement from NXP as the Executive Vice President, Operations.

Subject to the terms and conditions in the Agreement, you and NXP agree to the following:

A)You will remain employed in your current role as Executive Vice President, Operations through May 14, 2021.

B)Effective May 15, 2021, your role as Executive Vice President, Operations will cease, and from May 15, 2021 through July 30, 2021, NXP will continue to pay you your current salary, during which time you agree you will be available to assist with any incidental transitionary or consultancy responsibilities as may be necessary. Your employment with NXP will then conclude on July 30, 2021 (the “Separation Date”).

C)Through your last day of employment with NXP, you will continue to participate in NXP’s Annual Incentive Program (“AIP”) according to the applicable AIP plan document. To the extent the performance measures for the AIP are achieved, you will receive a prorated AIP incentive payment for the periods of the current AIP plan year up to the Separation Date. Your payment under the AIP, if any, will be calculated using NXP’s standard AIP formula after NXP’s full year 2021 financial results are published and, if applicable, will be paid as soon as practical after the publishing of those results.

D)Benefits coverage under the Employee Medical Benefits Plan (the “Medical Plan”), as amended from time to time, will be continued until the end of the month in which your

Separation Date occurs, provided that you comply with all terms and conditions of the Medical Plan. Thereafter, you may elect to continue medical benefits under the Medical Plan at your own expense, in accordance with COBRA. The COBRA period commences on the first of the month following the Separation Date.

E)During the transition period, all equity grants awarded under any programs in which you participate will continue to vest and, if applicable, shall be prorated up to the Separation Date under the terms of the applicable equity award agreements.

F)After the conclusion of the transitionary period and your separation of employment, your separation will be considered “retirement” for purposes of the NXP Semiconductors N.V. 2019 Omnibus Incentive Plan and RSU/PSU Award Agreements.

NXP agrees to the above terms and promises in recognition of your retirement from NXP, in exchange for your agreement to the transitionary responsibilities and timeline above, and all other promises contained in this Agreement.

    In exchange for the above promises by NXP, you also agree to the following:

1)You agree to release NXP and its past and present affiliated companies, and their past and present officers, directors, agents and employees (collectively “Releasees”) from any and all claims, known or unknown, that in any way arise from or relate to your employment with NXP or the separation thereof, or that relate to any events or circumstances that occurred prior to the date of your execution of this Agreement. In releasing them from all claims, you understand that such a release includes claims under any other federal, state, local or common laws regarding rights or claims relating to employment, to the maximum extent such released claims are permitted by law.

You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions or omissions by the Releasees occurring prior to your Separation Date.

This release does not include claims that by law cannot be waived by you, such as your right to file a charge or complaint with governmental agencies. You do, however, waive any rights to collect money damages or to reinstatement as a result of your employment with NXP or the termination of that employment. Nothing in this Agreement shall be construed to prohibit you from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency.

Finally, you understand that by signing this Agreement you are not releasing any accrued and vested rights you have under NXP benefit plans that survive separation from employment under the terms of the plans.

2)You agree that you have continuing obligations pursuant to the Assignment & Confidentiality Agreement and/or Employee Ethics and Intellectual Property Agreement signed by you (and incorporated herein by reference), and you further agree that all information possessed by you relative to the activities of NXP which is of a secret or confidential nature, which may include but is not limited to customer lists, pricing, technical and production know-how, developments, inventions, processes, or administrative procedures, is the property of NXP or its licensors, as the case may be, and you shall not use for the benefit of others or disclose to others such information so long as its secret or confidential nature is preserved by NXP. Nothing herein shall prevent you from using and availing yourself of your general technical, engineering and inventive skill, knowledge and experience, including that pertaining to or derived from the non-secret and non-confidential aspects of the activities of NXP.

You also acknowledge the continuing applicability of the covenant not to solicit employees contained in the Assignment & Confidentiality Agreement and/or Employee Ethics and Intellectual Property Agreement, and your non-competition agreement as provided in this Agreement and in any applicable equity award agreements.

You also agree to execute all documents and otherwise provide assistance, at NXP’s request and without further compensation from NXP, to enable NXP or its nominee to obtain patents, copyrights, and other legal rights in NXP inventions and in any works of authorship created within the scope of your employment at NXP as set forth in the Confidentiality & Assignment Agreement and/or Employee Ethics and Intellectual Property Agreement.

3)From your Separation Date, and for as long thereafter as will be reasonably necessary, you agree to cooperate fully with NXP, taking into account any new employment obligations, in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by NXP. If you incur any business expenses in the course of performing your obligations under this section, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred. You represent and warrant that as of the time of your execution of this Agreement you are aware of no matters (other than matters that have previously been reported to NXP) attributable to NXP or any of its employees, agents, contractors, directors, Board of Director members or officers involving: (i) unlawful practices or conduct; (ii) instances of financial misconduct or improper financial reporting; or (iii) a material violation of any NXP policy, including but not limited to any policy relating to integrity, honesty or ethical conduct.

4)Non-Competition Agreement. You agree that you forfeit certain benefits under the applicable equity award agreements and/or prorated RSUs or Long Term Incentives (LTIs) as provided in this Agreement if you are considered a “Bad Leaver” under the terms of any applicable award agreements. You will be considered a Bad Leaver if you, in the period within 12 months after the Separation Date (that is through July 30, 2022) breach the following obligations:

•During the period until 12 months after the Separation Date (that is through July 30, 2022) you may not, without the Company’s prior written consent, directly or indirectly, for yourself or for others, for payment or otherwise, in any way work for, be involved with, or have an interest in any company active in the semiconductor field and/or a direct customer of NXP, including but not limited to: AMD, AMS, Analog Devices, Broadcom, Infineon, Intel, Marvell, Maxim Integrated Products, MediaTek, Microchip, Qualcomm, Renesas, ON Semiconductor, Power Integrations, Silicon Laboratories, STMicroelectronics, Texas Instruments, or VeriSilicon, which for the avoidance of doubt shall not include investments in listed companies.

•Furthermore, you may not, directly or indirectly and in any capacity whatsoever, solicit, endeavor to entice away, or actively recruit any NXP employees in said period.

5)You agree to return to NXP on or before your Separation Date any and all property of NXP currently in your possession including, but not limited to, computers and credit cards.

6)You agree that this Agreement shall not be construed in any way as an admission by NXP, its past and present affiliated companies, or any of its past or present officers, employees or agents, of any liability whatsoever, or as an admission of any wrongdoing whatsoever by any person. Any such liability and/or admission is expressly denied.

7)You agree that you will not, directly or indirectly, make or cause to be made any statement, observation or opinion disparaging the business, goodwill or reputation of NXP, which includes its officers and employees. Nothing contained in this Agreement is intended to prevent you from testifying truthfully in any legal proceeding.

8)You agree, and acknowledge that NXP agrees, to submit any and all claims that you may have against NXP or that NXP may have against you arising out of your employment or the separation of your employment that you have not released, waived and discharged in the general release in this Agreement to binding arbitration. You agree to use the American Arbitration Association (“AAA”) to initiate and conduct the arbitration proceeding and to use the AAA’s rules for conducting employment arbitrations. Your agreement to submit these claims to binding arbitration is governed by the Federal Arbitration Act and includes any claim or dispute either that you may have against NXP or any of the Releasees or that NXP may have against you arising from or related to your employment or the end of your employment including but not limited to claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Fair Labor Standards Act, the Americans with Disabilities Act, or any of their state or local equivalents, or under federal or state common law. Your agreement to binding arbitration does not include claims or disputes involving benefit plans (such as welfare benefit plans, deferred compensation, 401(k) plans, or pension plans) where the plan at issue provides that arbitration or an internal plan appeal process must be utilized to challenge decisions regarding those plans. You acknowledge that you understand you are giving up your right to a trial by jury and that NXP is also giving up that right.

You also acknowledge understanding that the arbitration agreement in this Agreement prohibits the arbitrator from consolidating the claims of others into one proceeding, to the maximum extent permitted by law. This means an arbitrator shall hear only individual claims and is prohibited from fashioning a proceeding as a class, collective, representative, or group action or awarding relief to a group of employees in one proceeding, to the maximum extent permitted by law. Any question or dispute concerning the scope or validity of this paragraph shall be decided by a court of competent jurisdiction and not the arbitrator.

9)This Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles. You agree that any litigation concerning this Agreement (not subject to arbitration as set forth above) shall be brought in the state or federal courts of Texas, unless otherwise provided for in a plan document.

Except where otherwise specified above with respect to any equity award agreements and any agreements related to any post-employment obligations, this Agreement sets forth the entire Agreement between the parties and fully supersedes any and all prior agreements and understandings between you and NXP pertaining to the subject matters of this Agreement, including but not limited to, any payments owed to you by NXP. Should any provision of this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

You have twenty-one (21) days to consider the release of claims contained in this Transition Services Agreement. Furthermore, you may revoke this Agreement within seven (7) days after signing. This Agreement will not become effective or enforceable until the seven (7) day revocation period has expired. Any modifications to this Agreement do not restart the original twenty-one (21) day consideration period.

Should you revoke the Agreement at any time, you will forfeit any rights to the consideration NXP offered in this Agreement, of which any completed payment will become immediately due and payable to NXP.

If the foregoing is in accordance with your understanding of our entire and complete agreement concerning the subject matters discussed in this Agreement, please confirm by signing and returning a copy of this letter to me.

We suggest that you seek legal counsel before signing this Agreement.

Regards,
NXP USA, Inc.

By: _/s/ Jennifer Wuamett_______________
Jennifer Wuamett
President

Date:    May 10, 2021

I hereby agree to and accept the foregoing terms and conditions:

__/s/ David W. Reed_____________
David Reed

Date: 2021.05.10